SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

                        DATE OF REPORT: October 10, 2000


                        Complete Wellness Centers, Inc.
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             (Exact Name of Registrant as specified in its Charter)

          Delaware                  0-22115                  52-1910135
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 (State or other jurisdiction   (Commission File No.)      (IRS Employer
       or corporation)                                   Identification No.)


                       1964 Howell Branch Road, Suite 201
                              Winter Park, FL 32792
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               (Address of Principal Executive Offices) (Zip Code)


       Registrant's telephone number, including area code: (407) 673-3231

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          (Former name or former address, if changed since last report)


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Item 5.


     I. On September 19, 2000, the Board of Directors accepted the resignation of Joseph J Raymond, Jr. as the Chief Executive Officer and Chief Financial Officer and the resignation of Sergio R. Vallejo as the President and Chief Operating Officer effective September 29, 2000. They remain as directors of the company. As an interim step, the board named E. Eugene Sharer President and Chief Financial Officer effective September 30, 2000. Mr. Sharer is also a director of the company and the Secretary.

     II. On September 26, 2000 the Board of Directors approved a Binding Letter of Intent to merge with Cyfit.com, Inc., a Delaware company, in a tax free exchange of shares. The merger is subject to, among other things, the preparation of definitive agreements, completion of due diligence reviews, restructuring of debt and equity and approval by the companies' shareholders at special meetings to be held in late November 2000 when the merger is expected to close.

     III. The company also announced that in connection with the merger, the investment banking firm of Hornblower and Weeks has made a firm commitment to underwrite an equity offering of between 4 and 9 million dollars.

Exhibit I. Press Release dated September 20, 2000

Exhibit II. Press Release dated September 27, 2000


                                   SIGNATURES

     Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: October 3, 2000

                                    Complete Wellness Centers, Inc.


                                    By:  /s/ E. Eugene Sharer
                                       -------------------------------
                                         E. Eugene Sharer, Secretary